UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GCP APPLIED TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD VALUE L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

KEVIN W. BROWN

JANET P. GIESSELMAN

CLAY H. KIEFABER

GAVIN T. MOLINELLI

MARRAN H. OGILVIE

ANDREW M. ROSS

LINDA J. WELTY

ROBERT H. YANKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

On January 13, 2020, Starboard issued the following press release and delivered the following letter to the Board of Directors of the Company:

STARBOARD NOMINATES SLATE OF NINE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION AT GCP’S 2020 ANNUAL MEETING

Delivers Letter to the Board of Directors

NEW YORK, NY - January 13, 2020 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of GCP Applied Technologies Inc. (“GCP” or the “Company”)(NYSE: GCP), with an ownership interest of approximately 8% of the Company’s outstanding shares, today announced that it has nominated a slate of nine highly qualified director candidates for election to the GCP Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Shareholders. Starboard also announced today that it has delivered a letter to the Board.

The full text of the letter follows:

January 13, 2020

Elizabeth Mora

Chairman of the Board

GCP Applied Technologies Inc.

62 Whittemore Avenue

Cambridge, MA 02140

cc: Board of Directors

Dear Beth,

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 8% of the outstanding shares of GCP Applied Technologies Inc. (“GCP” or the “Company”), making us one of the Company’s largest shareholders. We continue to believe that GCP is deeply undervalued and significant opportunities exist within the control of management and the Board of Directors (the “Board”) to unlock substantial value for all shareholders.

As you know, we have been shareholders of GCP for over a year. We invested in the Company because we believe that GCP has a strong product portfolio with differentiated capabilities and strong end market positioning. Furthermore, our research indicates that the Company has significant opportunities to improve revenue trends, operating margins, and free cash flow generation. However, despite this untapped potential, GCP has suffered from a prolonged period of disappointing operating and financial results, poor corporate governance, and excessive executive compensation.

It has been approximately one year since we first highlighted our concerns to you regarding the operating and financial performance, governance, and compensation issues that are plaguing the Company. Despite our efforts to engage constructively, very little progress has been made to put GCP on a better path. Although we were pleased to reach agreement on the appointment of two new independent and highly-qualified director candidates last year, it is clear now that those appointments have not created enough change to address these very serious issues.

For that reason, and as described in our formal nomination notice delivered to the Company today, we are nominating nine highly-qualified director candidates for election at the 2020 Annual Meeting, whom we believe can ensure that GCP takes the correct actions to improve performance and enact best-in-class corporate governance. This slate of directors, if elected, would represent a change in a majority of the Board, which we think is needed and appropriate given the severe issues at GCP.

Despite its recent problems, GCP is fundamentally a great company with promising future prospects. The Specialty Construction Chemicals (“SCC”) business should be a market leader. Our research indicates that SCC has industry leading products with differentiated technology that should result in above market growth and profitability. We believe that with the appropriate focus and execution SCC can drive meaningful profitability improvements while continuing to drive improved revenue trends. Throughout our research process, we have not heard any feedback that indicates there is any structural reason for this business not to achieve higher operating profits.

Similarly, in the Company’s Specialty Building Materials (“SBM”) segment, GCP is also a market leader and frequently designed into some of the largest and most visible construction projects globally. Our diligence has indicated that there is significant untapped potential in this business through further product line expansion and development. If the Company can merely achieve historical levels of profitability in SBM, we believe significant value will be created by winning new business.

We believe that GCP needs a new plan, with improved execution and greatly enhanced board oversight. Starboard has significant experience in these areas with a long, successful track record of driving operational, financial, strategic, and governance changes that benefit employees, customers, and shareholders. We firmly believe that with the right Board in place, GCP can be a best-in-class company in its industry and generate significant value for all shareholders.

We are confident you will find the slate of professionals we are nominating to be incredibly well-qualified to serve as directors of GCP. As you can see from our nominees’ detailed biographies in the following pages, this group of extremely impressive director candidates has backgrounds spanning operations, finance, private equity, mergers and acquisitions, restructuring, strategic transformation, and public company governance. As a group, they have substantial and highly successful experience in the chemical, construction, and broader industrial industries. Collectively, they have decades of experience as CEOs, senior executives, chairmen and directors of well-performing industrial companies.

Our goal is to represent the best interests of all shareholders, and we believe that our nominees have the experience and track record to drive the much needed change at GCP that will put the Company on a path to significant shareholder value creation. We remain available to discuss this – and other topics – with you, and, of course, remain open-minded about reaching a mutually agreeable solution to put GCP on a better course.

Best Regards,

/s/  Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

Biographies of Starboard’s Nominees (in alphabetical order):

Kevin W. Brown

▪	Mr. Brown previously served as the Executive Vice President of Manufacturing & Refining at LyondellBasell Industries. Prior to that, he served as a Senior Vice President of Refining at LyondellBasell and as Executive Vice President of Operations at Sinclair Oil Corporation.
▪	Mr. Brown currently serves as a member of the Board of Managers of JP3 Measurement, as a member of the Executive Advisory Council for RLG International, and as a member of an advisory board for W.R. Grace & Company.
▪	Mr. Brown previously served as Chairman of the National Petrochemical and Refiners Association (NPRA), as Vice Chairman of the NPRA, and as a member of the Executive Committee of NPRA.

Peter A. Feld

▪	Mr. Feld is a Managing Member and Head of Research at Starboard Value LP. Prior to founding Starboard, he was a Managing Director at Ramius and a Portfolio Manager at Ramius Value and Opportunity Master Fund Ltd.
▪	Mr. Feld currently serves as a director of NortonLifeLock, AECOM, and Magellan Health.
▪	Mr. Feld previously served as a director of Marvell Technology, Brink’s, Darden Restaurants, Insperity, and Integrated Device Technology, among others.

Janet P. Giesselman

▪	Ms. Giesselman previously served as President of Dow Chemical’s Oil and Gas Division and as Business Vice President of Dow Chemical’s Latex Division. She previously served in a variety of positions at Rohm & Haas, including serving as a Regional Business Director.
▪	Ms. Giesselman currently serves as a director of Avicanna (TSX), Twin Disc, OMNOVA Solutions, Ag Growth, and McCain Foods (private).
▪	Ms. Giesselman previously served as a director of a number of private companies and joint ventures, including Retirement Living Inc., Visionary Enterprise Inc., Michigan Surgery Investment Board, Solvay Americas, Indiana Pro Health Network, LLC, Dow Reichhold Spec, Indianapolis University Research Technology, ROHMID, LLC and F&R Agro.

Gavin T. Molinelli

▪	Mr. Molinelli is a Partner and an Investment Analyst at Starboard Value LP.
▪	Mr. Molinelli was previously a Director and an Investment Analyst at Ramius and, prior to that, an Analyst in the Technology Investment Banking Group at Banc of America Securities.
▪	Mr. Molinelli has previously served on the boards of Forest City Realty Trust, Depomed (n/k/a Assertio Therapeutics), Wausau Paper, and Actel.

Andrew M. Ross

▪	Mr. Ross previously served as President of the Pigments and Additives business of Rockwood Holdings. Prior to that, Mr. Ross served in various management roles at Rockwood, including as President of Color Pigments and Services and as President of Performance Additives.
▪	Mr. Ross currently serves as a director of Ferro.
▪	Mr. Ross previously served as an advisor to Huntsman Pigments and Additives.

Linda J. Welty

▪	Ms. Welty served as COO of Flint Ink and as President of the Specialty Group at H.B. Fuller. Prior to that, she served as a Vice President of Hoechst.
▪	Ms. Welty serves on the board of Mercer International, and a number of private organizations, including Huber Engineered Materials and St. Mary’s Good Samaritan Hospital Foundation.
▪	Ms. Welty previously served on the boards of Massey Energy and Vertellus Specialties and as Chairman of the Atlanta Chapter of the National Association of Corporate Directors.

Rob H. Yanker

▪	Mr. Yanker currently serves as a Director Emeritus at McKinsey & Company, where he also spent more than 27 years advising clients in the industrial, consumer and telecommunications sectors on a full range of issues, including strategy, portfolio assessment, sales and operations transformation, restructuring and capability building.
▪	Mr. Yanker previously served as a director of Bemis, Aaron’s, and Wausau Paper.

Biographies of Starboard’s Nominees Who Are Current Board Members:

Clay H. Kiefaber

▪	Mr. Kiefaber previously served as CEO and President of Colfax. Prior to Colfax, he also served as Group President of Architectural Coatings and Windows at Masco and as a Senior Manager for PricewaterhouseCoopers.
▪	Mr. Kiefaber currently serves as a director of a GCP Applied Technologies.
▪	Mr. Kiefaber previously served as a director of Colfax.
▪	Mr. Kiefaber also previously served as Special Assistant to the Secretary of Commerce in Finance & Budget.

Marran H. Ogilvie

▪	Ms. Ogilvie previously served as Chief Operating Officer and General Counsel at Ramius.
▪	Ms. Ogilvie currently serves as a director of GCP Applied Technologies, Evolution Petroleum, Ferro, and Four Corners Property Trust.
▪	Ms. Ogilvie previously served as a director of Bemis, Forest City Realty Trust, LSB Industries, Seventy Seven Energy, The Korea Fund, ZAIS Financial, and Southwest Bancorp.
▪	Ms. Ogilvie also previously served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Peter A. Feld, Kevin W. Brown, Janet P. Giesselman, Clay H. Kiefaber, Gavin T. Molinelli, Marran H. Ogilvie, Andrew M. Ross, Linda J. Welty and Robert H. Yanker

As of the date hereof, Starboard V&O Fund beneficially owns directly 3,687,396 shares of Common Stock, $0.01 par value per share, of the Company (the "Common Stock"). As of the date hereof, Starboard S LLC directly owns 559,184 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 321,585 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 268,223 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 268,223 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 321,585 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of both Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 589,808 shares of Common Stock directly owned by Starboard C LP and Starboard L Master. As of the date hereof, 897,442 shares of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 5,733,830 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 5,733,830 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account. As of the date hereof, Mr. Brown directly beneficially owns 815 shares of Common Stock. As of the date hereof, Mr. Kiefaber directly beneficially owns 5,133 shares of Common Stock. As of the date hereof, Ms. Ogilvie directly beneficially owns 5,357 shares of Common Stock. As of the date hereof, Mr. Ross directly beneficially owns 4,700 shares of Common Stock. As of the date hereof, Messrs. Molinelli and Yanker and Mses. Giesselman and Welty do not own any shares of Common Stock.